Exhibit 99.2
Non-GAAP Disclosure
In addition to the GAAP results being furnished in Item 2.02 to the Current Report on Form 8-K ("Form 8-K") to which this Exhibit 99.2 is attached, the company provides non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings and non-GAAP earnings per share ("non-GAAP EPS") for Q4 fiscal 2013 and full year fiscal 2013.  These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The GAAP measure most directly comparable to non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings and non-GAAP earnings per share are operating loss, operating margin, net earnings/(loss) attributable to Starbucks and diluted net earnings/(loss) per share, respectively.
The Q4 fiscal 2013 and full year fiscal 2013 non-GAAP financial measures being furnished exclude the non-routine charge resulting from the Award the arbitrator has ordered the company to pay to Kraft, as discussed in the Form 8-K. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance.  More specifically, for historical non-GAAP financial measures, management excludes the non-routine charge in Q4 fiscal 2013 and full year fiscal 2013 because it believes that the impact of the non-routine charge does not reflect expected future expenses and does not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP.  Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

	Quarter Ended	Year Ended
	Sep 29, 2013	Sep 29, 2013
Consolidated
Operating loss, as reported (GAAP)	$(2,115.2)	$(325.4)
Litigation charge	2,784.1	2,784.1
Non-GAAP operating income	$668.9	$2,458.7

Operating margin, as reported (GAAP)	(55.7)%	(2.2)%
Litigation charge	73.3%	18.7%
Non-GAAP operating margin	17.6%	16.5%

Net earnings/(loss) attributable to Starbucks, as reported (GAAP)	$(1,232.0)	$8.3
Litigation charge, net of related tax impact	1,713.1	1,713.1
Non-GAAP net earnings	$481.1	$1,721.4

Diluted net earnings/(loss) per share, as reported (GAAP)	$(1.64)	$0.01
Litigation charge, net of related tax impact	2.27	2.25
Non-GAAP earnings per share	$0.63	$2.26